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                                                                   EXHIBIT 10(m)






                  FUND AMERICAN ENTERPRISES HOLDINGS, INC.








                _____________________________________________


                        FEDERAL TAX SHARING AGREEMENT

                         Dated as of January 1, 1991

      And Effective For Taxable Years Beginning After December 31, 1990

                _____________________________________________







                  SOURCE ONE MORTGAGE SERVICES CORPORATION














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FEDERAL TAX SHARING AGREEMENT

        Federal Tax Sharing Agreement ("Agreement"), dated as of January 1, 1991, and effective for taxable years beginning after December 31, 1990, by and among Fund American Enterprises Holdings, Inc., a Delaware corporation ("FAEH"), and Source One Mortgage Services Corporation, a Delaware corporation ("Source One").

        Whereas, the parties to this Agreement are part of the FAEH affiliated group (the "FAEH Group") as defined in 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        Whereas, the FAEH Group files consolidated Federal income tax returns;

        Whereas, Source One is a wholly-owned subsidiary of FAEH and, as a member of the FAEH Group, is included in the consolidated Federal income tax return filed by FAEH on behalf of the FAEH Group; and

        Whereas, the parties to this Agreement have determined that execution of this Agreement setting forth the methodology and procedures for allocating the FAEH Group's consolidated Federal tax liability (or benefit) to and amongst FAEH and its affiliates is in the interest of each party to this Agreement;

        Now therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Source One Subsidiaries Incorporated Into This Agreement: Source One, by entering into this Agreement, agrees to bind each of its current subsidiaries (together with Source One, the "Source One Group"), jointly and severally, to all the terms of this Agreement. If at any time any member of the Source One Group acquires or creates one or more subsidiary corporations which would be an includible corporation or corporations, as defined in Code 1504, in an affiliated group of which Source One (or its successor) is a common parent, this Agreement and all references to the Source One Group shall thereafter be interpreted to include such subsidiary corporations.

2. FAEH Responsibility for Filing U.S. Federal Income Tax Return: A Form 1120, U.S. Federal Income Tax Return ("Return") shall be filed with the Internal Revenue Service ("IRS") by FAEH on behalf of the FAEH Group on a consolidated basis. Such Return will be filed by FAEH for each taxable year during which this Agreement is in effect and for which Source One and the other members of the Source One Group remain members of the FAEH Group, provided such members are required to file such a Return.

        FAEH shall execute and file such Returns, as well as all consents, elections, and other documents which may be required or appropriate, and each member of the Source One Group shall be bound by such consents, elections, and the terms of such other documents. FAEH shall promptly notify Source One of all such consents, elections, and other terms as they relate to the Source One Group prior to either the inclusion in the filed Return and/or separate mailing to the IRS, as the case may be.

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        If any penalties, including interest, for failure to file are imposed on the FAEH Group by the IRS pursuant to Code 6651(a) as a result of FAEH's failure to file in a timely manner, FAEH shall bear the entire cost of all such penalties and interest, provided such penalties and interest were incurred solely by reason of FAEH's failure in this regard and not due to any failure on the part of Source One or the Source One Group.

3. FAEH Responsibility for Paying Federal Income Taxes to IRS: On behalf of the FAEH Group, FAEH shall be responsible to make all required estimated payments to the IRS required under Code 6655. Consequently, FAEH shall bear the entire cost of any underpayment penalties, plus interest, if such penalties and interest were incurred solely by reason of FAEH's failure in this regard and not due to any failure on the part of Source One or the Source One Group.

        In addition to the responsibility for making estimated payments on behalf of the FAEH Group, FAEH shall bear the entire cost of any penalties and interest which may be imposed by the IRS pursuant to Code 6651(b) for failure to pay in a timely manner, provided such penalties are solely as a result of FAEH's failure to make required payments in a timely manner and not due to any failure on the part of Source One or the Source One Group.

4.      Calculation of Source One Group Amounts to Appear in FAEH Group Return:
Source One shall, on behalf of the Source One Group, compute for each calendar quarter each item of Federal taxable income, deduction, gain, loss, credit, carryforward, carryback and tax liability or benefit (collectively, "Tax Items") for the Source One Group as if the Source One Group itself is a separate affiliated group as defined in Code 1504(a), totally unrelated to any other members of the FAEH Group. All calculations of such Tax Items shall be made pursuant to the provisions of the Code and Treasury Regulations in effect for the taxable period to which the calculations relate, and shall be consistent with all Federal tax elections made or expected to be made by FAEH in the Return incorporating such quarterly period.

        Source One acknowledges that FAEH shall have the right to make any and all Federal tax elections which may be necessary or appropriate for calculating the Federal taxable income of the FAEH Group, including elections which affect the Tax Items of any member of the Source One Group. Any question regarding the interpretation or applicability of any provision of the Code and/or Treasury Regulations regarding the entitlement to make such elections shall be left to reasonable resolution by FAEH, taking into consideration elections normally made in the respective member's industry or industries, as the case may be. Source One shall provide to FAEH, within fifteen days following each calendar quarter-end, schedules which present the calculation of the Source One Group's Tax Items for the current year-to-date period, as such amounts would be actually included in the Return to be filed by FAEH.

5. Calculation of Source One Group Amounts Due To/From FAEH: Source One shall be liable to pay to FAEH or receive from FAEH, as the case may be, the Source One Group's share of the FAEH Group's consolidated Federal income tax liability (or benefit). Notwithstanding the provisions of Section 4 above, when calculating the amount of Federal tax due to or from FAEH for a taxable period, the Source One Group shall be entitled to make, solely on a hypothetical basis, any elections it would have been entitled to make had it been a separate affiliated group as defined in Code 1504(a), totally unrelated to any other members of the FAEH Group. In the event Source One chooses to make a hypothetical election(s), different than the actual election(s) made by FAEH, Source One shall provide to FAEH within fifteen days following each calendar quarter-end:

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        (i)     Schedules which present the calculation of the Source One
Group's Tax Items for the current year-to-date period, as such amounts would be included in a hypothetical Form 1120, U.S. Federal Income Tax Return the "Source One Group Return"), which would be completed by Source One on behalf of the Source One Group if Source One was not a member of the FAEH Group. Such Source One Group Returns will utilize the hypothetical elections made by the Source One Group described above in this Section 5.

        (ii) Schedules reconciling the differences between the Source One Group's Tax Items for the current year-to-date period, as such amounts would be included in (a) the actual Return to be filed by FAEH and (b) the Source One Group Return.

        All calculations of such Tax Items included in the Source One Group Return shall be made pursuant to the provisions of the Code and Treasury Regulations in effect for the taxable period to which the calculations relate.

6. Tax Payments/Refunds: Payments of the Source One Group's periodic Federal tax liability (or benefit) calculated pursuant to Section 5 shall be made to FAEH (or to Source One, as the case may be) at the time, and in the amounts, such payments would be required to be made to (or received from) the IRS as if Source One is a separate affiliated group filing its own tax return(s). Underpayment (if any) of those amounts due FAEH shall be treated as an underpayment of tax and shall bear penalties and interest at the rate(s) prescribed in the relevant provisions of the Code, Treasury Regulations or IRS pronouncements. Payments due Source One (if any) from FAEH will likewise bear interest unless paid within 45 days after the relevant Source One filing/notice date making demand for such refund.

        Source One and FAEH acknowledge that the payments Source One may be required to make to FAEH (or receive from FAEH) in any particular taxable year pursuant to this Agreement might be greater or less than the tax liability which would be allocated to it under one or more of the Federal tax allocation methods prescribed under Code 1552 and Treasury Regulation 1.1552-1 used for purposes of determining a separate member's earnings and profits ("E&P"). Source One shall furnish to FAEH in a timely manner a calculation of Source One's annual E&P calculated in accordance with the rules of Treasury Regulation 1.1502-33 and 1.1502-33T.

7. Adjustments Resulting from Tax Audits: FAEH, as agent for all members of the FAEH Group, shall have absolute authority to enter into settlement agreements, make offers in compromise, file protest letters, make appeals, pursue litigation and take what other remedial actions are available to FAEH and deemed appropriate in defending any and all Federal tax controversies affecting any member(s) of the FAEH Group.

        Notwithstanding the above, FAEH shall inform Source One in a timely manner of the commencement of any audit by the IRS and shall, when feasible, consult with Source One concerning the appropriate actions or positions to be taken throughout the course of any audits as they relate to tax issues attributable solely to the operations and financial results of Source One included in a Return. In the event such adjustments are made to any Source One Group Tax Items by reason of an amended return, claim for refund, or audit conducted by the IRS, the appropriate Source One Group Returns shall be redetermined to give effect to such adjustments.

        In the event the adjustments require payment(s) from Source One on a hypothetical basis, to FAEH, Source One shall make such payments to FAEH no later than the time FAEH is, or would be, required to make such payment(s) to the IRS. Any payment Source One must make to

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FAEH shall include an amount equal to interest and any other addition to tax imposed on account of such adjustment. However, nothing in thisAgreement prohibits Source One from paying FAEH an amount constituting full payment of an asserted tax deficiency - which is solely attributable to Source One - but which FAEH is not in turn remitting to the IRS due to FAEH's decision to protest such proposed deficiency either at the IRS Appeals Division or Tax Court, as the case may be. Such prepayment (if any) by Source One shall not be treated as a deposit in the nature ofa bond but shall be a payment of a tax deficiency which tolls the further accrual of interest on such proposed tax deficiency attributable to the Source One Group.

        Conversely, in the event the adjustments require payment(s) from FAEH to Source One, any payments due hereunder shall be made by FAEH as required to be made by the IRS. Such payment to Source One shall include any interest owed by FAEH on account of said IRS adjustment attributable to Source One.

8. Interpretations and Dispute Resolution: Interpretations and resolutions of disputes arising from this policy shall be settled by the Chief Financial Officer of FAEH.

9. Liability; Indemnification: Each party to this Agreement shall be liable to the other(s) for any liability, damages or expenses of the other arising out of the gross negligence or willful malfeasance of the party or any of its directors, officers, employees or affiliates in fulfilling the obligations of this Agreement.

10. Termination: This Agreement will continue to remain in effect until such time as the Agreement is terminated. The Agreement may be terminated by either party upon 30 days notice.

11. Notices: All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by first class mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Source One:  Source One Mortgage Services Corporation
                                27555 Farmington Road
                                Farmington Hills, MI 48334-3357
                                Attention: Chief Financial Officer

        (b)  if to FAEH:        Fund American Enterprises Holdings, Inc.
                                80 South Main Street
                                Hanover, NH 03755
                                Attention: Chief Financial Officer

12. Sole Agreement: This Agreement constitutes the sole and only agreement of the parties hereto relating to its subject and correctly sets forth the rights, duties and obligations of each party to the other(s) as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

13. Waiver or Modification: No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by a duly authorized representative of each party hereto.

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14.     Law of New Hampshire:  This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to principles of conflicts of law.

15. Assignment and Delegation: FAEH shall not have the right to sell, transfer, delegate or assign this Agreement or its rights or duties to any person, firm or corporation at any time and any proposed assignee shall not acquire any rights nor assume any obligations unless the written consent of the other party(ies) to this Agreement is given before such assignment or delegation takes place. Subject to this Section, this Agreement binds and inures to the benefit of the parties and their successors and assigns. Any attempted assignment not in compliance with this Section shall be null and void.

16. Confidentiality of Reports and Records: Except as expressly authorized in this Agreement or directed by the other party in writing, Source One and FAEH shall keep confidential the records and other information obtained by reason of this Agreement.

17. Calendar Days: All references in this Agreement to "days" shall mean calendar, not business, days.


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                        FUND AMERICAN ENTERPRISES HOLDINGS, INC.



                        By:_______________________
                              Name:  Allan L. Waters
                              Title: Senior Vice President & Chief Financial
                                     Officer


                        SOURCE ONE MORTGAGE SERVICES CORPORATION



                        By: _______________________
                               Name:  Melinda F. Cain
                               Title: Vice President